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                                                                    EXHIBIT 5(a)


                                 June 30, 2000

ViewCast.com, Inc.
2665 Villa Creek Drive
Suite 200
Dallas, TX 75234

         Re:      Registration Statement on Form S-3

Dear Sirs:

         We have acted as counsel for ViewCast.com, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended ("Registration Statement") with respect to up to 1,334,454 shares of its common stock, par value $0.0001 per share (the "Shares") and 140,000 Redeemable Common Stock Purchase Warrants (the "Public Warrants"). 988,889 of the Shares are authorized, unissued shares and have been reserved for issuance upon the exercise of a Warrant dated as of April 28, 2000, issued by the Company to RP&C International (Guernsey) Limited (the "RPC Warrant"), and upon conversion of 7% Senior Convertible Debentures Due 2004 issued by the Company (the "Debentures"). Up to 254,065 of the Shares are shares issuable to certain of the selling securityholders upon exercise of certain of the Public Warrants and exercise of private warrants. The balance of the shares, 2,500, are currently issued and outstanding. The Public Warrants are to be issued upon exercise of certain issued and outstanding private warrants pursuant to the terms and conditions of those warrants, the Representative's Warrant Agreement dated as of February 4, 1997, between the Company and Network 1 Financial Securities, Inc. ("the Private Warrant Agreement"), and the Warrant Agreement dated as of February 4, 1997 between the Company and Continental Stock Transfer & Trust Company (the "Public Warrant Agreement") (such private warrants, Public Warrants, Private Warrant Agreement and Public Warrant Agreement, being collectively referred to as the "Public Warrant Agreements").

         We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon copies of the RPC Warrant, the authorized form of the Debentures, the Trust Indenture between the Company and HSBC Bank USA, as Trustee, dated as of April 28, 2000, pursuant to which the Debentures were issued, copies of the Public Warrant Agreements and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that:

         1. The Shares and Public Warrants that are being registered pursuant to the Registration Statement have been duly authorized.

         2. The 988,889 Shares referenced above, when issued and paid for in accordance with the terms of the RPC Warrant and the Debentures, as applicable, will be validly issued, fully paid and non-assessable.

         3. The 2,500 Shares referenced above are validly issued, fully paid and non-assessable.

         4. The 140,000 Public Warrants and the 131,565 Shares included in the Registration Statement, issuable upon exercise of the Public Warrants, when issued and paid for in accordance with the Public Warrant Agreements, will be validly issued, fully paid and non-assessable.

         5. The 122,500 Shares included in the Registration Statement, issuable upon exercise of the private warrants issued pursuant to the Private Warrant Agreement, when issued and paid for in accordance with the Private Warrant Agreement and private warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

Very truly yours,

Haynes and Boone, LLP